Exhibit 99.1
News Release

Hi-Crush Partners LP Reports First Quarter 2019 Results

•	Revenues of $159.9 million in 1Q 2019 vs. $162.2 million in 4Q 2018

•	Net loss of $(6.2) million in 1Q 2019 vs. $(9.9) million in 4Q 2018

•	Adjusted EBITDA of $16.2 million in 1Q 2019 vs. $10.2 million in 4Q 2018

•	Contribution margin per ton of $12.19 in 1Q 2019 vs. $14.35 in 4Q 2018

•	Exited 1Q 2019 with $60.4 million of cash, no borrowings on ABL Facility and total liquidity of $115.6 million

•	63% of sales volumes sold to E&Ps in 1Q 2019; completed ramp of second Kermit facility

•	Acquired BulkTracer Holdings LLC, owner of the logistics software system, PropDispatch

•	Acquired Pronghorn Logistics, LLC, a leading provider of end-to-end proppant logistics services

HOUSTON, May 7, 2019 - Hi-Crush Partners LP (NYSE: HCLP), "Hi-Crush" or the "Partnership," today reported first quarter 2019 results. Revenues during the first quarter of 2019 totaled $159.9 million, including volumes sold of 2,411,262 tons. This compares to $162.2 million of revenues during the fourth quarter of 2018, including volumes sold of 1,976,805 tons. The limited partners' interest in net loss was $(6.2) million for the first quarter of 2019, resulting in basic and diluted loss of $(0.06) per limited partner unit.

Earnings before interest, taxes, depreciation and amortization adjusted for earnings from equity method investments ("Adjusted EBITDA") was $16.2 million in the first quarter of 2019 and was negatively impacted by $1.0 million of expenses associated with the planned corporate conversion and other business development costs. Adjusted EBITDA was $10.2 million for the fourth quarter of 2018, including the impact of $4.7 million of non-recurring business development and legal costs associated with the acquisition of our sponsor and general partner, as well as severance costs.

"During the quarter, we completed our major capital projects on time and under budget, quickly ramped production from our second Kermit facility, and meaningfully increased our sales volumes to E&Ps to nearly two-thirds of the total, despite negative impacts from extreme winter weather and related Class 1 rail disruptions," said Robert E. Rasmus, Chairman and Chief Executive Officer of Hi-Crush. "We continue to focus on further developing our fully-integrated logistics platform, including our recent acquisitions of the PropDispatch software and Pronghorn Logistics, while continuing to maintain a strong balance sheet position. We remain focused on building for long-term success, serving our customers with the right platform, offering the best products and services operated to the highest standards."

First Quarter 2019 Results

Revenues during the first quarter of 2019 totaled $159.9 million, compared to $162.2 million in the fourth quarter of 2018. Revenues from sales of frac sand were largely unchanged at $115.1 million in the first quarter of 2019 compared to $114.8 million in the fourth quarter 2018. The 22% sequential increase in total volumes sold to 2.4 million tons was primarily driven by the continued ramp of our second Kermit facility, which began initial production in December 2018 and achieved full production capability of 3.0 million tons per year in March 2019. The increase in revenues from higher sales volumes was offset by a decline in the average sales price to $48 per ton in the first quarter of 2019, compared to $58 per ton in the fourth quarter of 2018. The 17% quarterly decrease in average sales price was driven by the previously announced contract pricing renegotiations for sand produced from the Kermit facilities, as well as by sales mix, as 46% of volumes sold during the first quarter of 2019 were produced by the in-basin Kermit facilities, which carry lower sales prices than volumes sold at the terminals or the wellsite, as compared to 34% of volumes sold in the fourth quarter of 2018.

Revenues associated with logistics services were slightly higher sequentially at $38.2 million in the first quarter of 2019, compared to $37.2 million in the fourth quarter of 2018. The improvement reflects changes in transportation mileage and mix of customers' well completions, offset by lower utilization of container crews and silo systems in the first quarter. Revenues also include $6.6 million in sales of logistics equipment in the first quarter of 2019, compared to $10.3 million in the fourth quarter of 2018.

Volumes sold directly to E&Ps represented 63% of the total in the first quarter of 2019, compared to 51% in the fourth quarter of 2018. Of the total sales volumes reported in the first quarter of 2019, 24% were sold at the wellsite through PropStream®, compared to 36% in the fourth quarter of 2018, due to a reduction in the utilization and number of container crews during the first quarter of 2019.

Contribution margin was $12.19 per ton in the first quarter of 2019, compared to $14.35 per ton in the fourth quarter of 2018. The sequential decrease in contribution margin per ton primarily resulted from lower average sales pricing, as well as increased costs of purchased sand and related freight due to operational issues faced by certain Class 1 railroads, which limited shipments from the Partnership’s Wisconsin mines. These impacts were partially offset by sequentially lower average production costs per ton, as sales volumes increased for Northern White and in-basin facilities, and the Kermit facilities represented a greater percentage of overall sand production for the Partnership.

"Our results in the first quarter reflect ongoing industry challenges, but also evidence our ability to derive immediate and long-term value from our new Kermit facility, continue serving customers, and leverage our existing base of assets and relationships with E&Ps," said Laura C. Fulton, Chief Financial Officer of Hi-Crush. "Rail and weather impacts increased overall costs during the quarter due to decreased efficiency, while our previously announced renegotiated contract pricing in West Texas also impacted contribution margin. However, overall market conditions stabilized later in the first quarter. Additional uplift from the fully ramped second Kermit facility, operational Wyeville expansion, and lack of severe winter weather are expected to support improved results in the second quarter."

Operational Update

At the end of the first quarter of 2019, Hi-Crush had 9 PropStream container crews active in the Permian Basin and Marcellus / Utica plays, and 4 PropStream silo systems operating in the Permian Basin.

"During the first quarter, our operations team identified some opportunities to further enhance our silos to meet the evolving needs of increasingly demanding well completions," said Mr. Rasmus. "We are retrofitting first generation silo equipment with upgrades and additional technology that will better serve our customers, and make a good system even better. Along with these equipment enhancements and our investments in technology, we continue to deploy additional Atlas topfill conveyors, which represent a significant innovation in the industry, allowing for quick unloading of hopper bottom trailers carrying up to 27 tons per truckload at the wellsite and maximizing delivered volume per truckload. The combined enhanced offering will greatly improve the overall efficiency of trucking and logistics of sand for our customers."

PropDispatch Software Acquisition

During the first quarter of 2019, the Partnership completed the acquisition of BulkTracer Holdings LLC ("BulkTracer"), the owner of logistics software system, PropDispatch. PropDispatch is the last mile proppant management software of choice for three of the largest oilfield service companies in the U.S., and is utilized across every major shale basin of North America.

"We are extremely excited about the strategic acquisition of the PropDispatch software, which we expect to have a meaningful impact on our business and to increase further the efficiencies we are able to deliver to customers," said Ms. Fulton. "Technology will be critical in continuing to improve the efficiency of an increasingly complex logistics network. The PropDispatch software is a tool we have used extensively in our trucking logistics planning. Leveraging our team’s expertise, we are making significant, low-cost enhancements to the software. These enhancements will be rolled out to customers over the remainder of 2019. Expanding the software’s capabilities to include inventory management and better tracking of sand throughout the supply chain will be of key importance in optimizing our customers’ sand supply needs."

Pronghorn Logistics, LLC Acquisition

In May 2019, Hi-Crush acquired the remaining 34% ownership interest in Proppant Logistics LLC, which owns Pronghorn Logistics, LLC ("Pronghorn"), a leading provider of end-to-end proppant logistics services to E&Ps. The acquisition expands each company’s capabilities across the supply chain, and widens the area of operations for each company to new basins. With the Partnership’s acquisition of Pronghorn, the companies’ combined last mile operations now provide logistics solutions for customers in every major oil and gas basin in the United States.

"The purchase of Pronghorn is a natural extension of our logistics-focused strategy," said Mr. Rasmus. "Working with an innovative, execution-focused team that has proven operational success across multiple basins with a blue-chip E&P customer base will enable Hi-Crush to immediately serve new and legacy customers in new regions and in new ways. Importantly, our integration of Pronghorn will be aided by their extensive experience with, and utilization of, PropDispatch in their operations. This will create synergies as we expand and improve the software for use across our platform. Further, this agreement instantly forms a network of last mile solutions that serve the Permian, Eagle Ford, Marcellus, Utica, Powder River, Mid-Con and Bakken regions, with the ability to share and leverage experience and best practices from both companies to even more efficiently serve customers. I look forward to working with the Pronghorn team and continuing to develop creative solutions for our customers."

Liquidity and Capital Expenditures

As of March 31, 2019, the Partnership had $444.0 million of long-term debt outstanding, no borrowings under its senior secured revolving credit facility (the "ABL Facility"), and was in compliance with the covenants under the ABL Facility. As of March 31, 2019, Hi-Crush had $60.4 million of cash and $55.2 million in available borrowing capacity under the ABL Facility, resulting in total liquidity of $115.6 million.

"Our balance sheet remains very well-positioned to support ongoing strategic and accretive initiatives, while maintaining strong liquidity and flexibility," said Ms. Fulton. "Our adoption of the new lease accounting standard as of January 1, 2019 was contemplated in our debt financings completed in August 2018. The resulting implementation in our balance sheet has no impact on our debt agreements, ability to borrow or defined covenants in our agreements."

Capital expenditures are comprised of three primary components, including 2018 carryover growth capex, 2019 growth capex, and maintenance capex. Capital expenditures for the first quarter of 2019 totaled $40.3 million, primarily associated with $25.2 million of 2018 carryover growth capex from construction projects associated with completion of our second Kermit facility and expansion at our Wyeville facility. Remaining 2018 carryover growth capex for Wyeville is expected to be in the range of $5 to $10 million to be spent in the second quarter of 2019, resulting in an expected total of $30 to $35 million in 2018 carryover growth capex to be spent in 2019. These expansion initiatives were fully funded in 2018.

In addition, the Partnership spent $4.0 million on maintenance capex projects during the first quarter of 2019. For the full year 2019, maintenance capex is currently expected to range between $20 and $25 million.

The Partnership also invested $11.1 million related to 2019 growth capex during the first quarter of 2019, primarily related to spending on logistics assets, including new Atlas topfill conveyor systems and trailers. For the full year, 2019 growth capex, including upgrades to the current silo systems and the PropDispatch enhancements, is expected to range between $30 and $40 million.

"We continue to focus our capex dollars on solutions that provide value to our customers," said Ms. Fulton. "We are pleased that both the construction of the second Kermit facility and the expansion of Wyeville were under budget and completed in time to meet our customers' demand for quality frac sand. Our 2019 growth capex is focused on our last mile PropStream services and will be invested as market demand warrants, and as customers need more equipment to meet their evolving and expanding needs for wellsite proppant management."

Corporate Conversion Update

On February 20, 2019, the Partnership filed a definitive proxy statement with the Securities and Exchange Commission ("SEC"). The proxy statement related to a special meeting of unitholders on April 11, 2019 that was adjourned and will reconvene on May 22, 2019, at which time unitholders will be asked to consider and vote on the proposed conversion of the Partnership from a Delaware limited partnership to a Delaware corporation (the "Conversion") and related proposals, including to approve the Hi-Crush Inc. Long-Term Incentive Plan to be in effect following the consummation of the Conversion (the "LTIP Proposal").

"We appreciate all of the unitholders who have cast their votes to date, and we are pleased with the result so far, which is overwhelmingly in favor of the Conversion and the LTIP Proposal," said Mr. Rasmus. "The timing remains on track to effect the Conversion by the end of the second quarter of 2019."

Outlook

For the second quarter of 2019, the Partnership expects total sales volumes to be in a range of 2.5 to 2.7 million tons, with full-quarter contribution from our second Kermit facility, which achieved full production capability in March 2019. Northern White sand will contribute increased volumes from the Wyeville expansion related to the new E&P contracts previously announced, but could be impacted based on our customers’ current completion programs and job timing.

Sales prices are expected to be largely unchanged in the second quarter of 2019, along with a modest ramp in overall completions activity, as E&Ps manage capital allocation over the course of the year.

"We anticipate deploying more than 30 PropStream silo systems over the next few quarters, through equipment leases and fully-integrated services, with half of those silo systems using Atlas topfill conveyors, and also expect to increase the number of PropStream container systems," said Mr. Rasmus. "The market for frac sand remains challenging, but has recently displayed signs of stabilization and improvement, in part due to an improved macro environment. In this context, we are bringing together a platform of equipment, services and technology unmatched in the marketplace, to provide the reliable supply of sand and last mile logistics services needed by our customers.

"The relationships we have with our E&P customers are the catalyst for our development of innovative solutions for their increasingly complex needs, while our financial strength and flexibility allow us to ensure an efficient ongoing roll-out," continued Mr. Rasmus. "We are excited about the opportunities in front of us, especially as we integrate the Pronghorn team and further develop the PropDispatch technology to meet the needs of mass manufacturing-style frac operations. Our actions reflect our commitment to our long-term strategy, built to provide long-term structural success and returns for our investors."

Conference Call

On Wednesday, May 8, 2019, Hi-Crush will hold a conference call for investors at 7:30 a.m. Central Time (8:30 a.m. Eastern Time) to discuss Hi-Crush’s first quarter 2019 results. Hosting the call will be Robert E. Rasmus, Chairman and Chief Executive Officer, and Laura C. Fulton, Chief Financial Officer. The call can be accessed live over the telephone by dialing (877) 407-0789, or for international callers, (201) 689-8562. A replay will be available shortly after the call and can be accessed by dialing (844) 512-2921, or for international callers, (412) 317-6671. The passcode for the replay is 13689209. The replay will be available until May 22, 2019.

Interested parties may also listen to a simultaneous webcast of the conference call by logging onto Hi-Crush’s website at www.hicrush.com under the Investors Relations-Event Calendar and Presentations section. A replay of the webcast will also be available for approximately 30 days following the call. The slide presentation to be referenced on the call will also be on Hi-Crush’s website at www.hicrush.com under the Investors Relations-Event Calendar and Presentations section.

Non-GAAP Financial Measures

This news release and the accompanying schedules include the non-GAAP financial measure of EBITDA, Adjusted EBITDA, distributable cash flow and contribution margin, which may be used periodically by management when discussing our financial results with investors and analysts. The accompanying schedules of this news release provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles in the United States of America ("GAAP").

We define EBITDA as net income plus depreciation, depletion and amortization and interest expense, net of interest income. We define Adjusted EBITDA as EBITDA, adjusted for any non-cash impairments of long-lived assets and goodwill, earnings (loss) from equity method investments and loss on extinguishment of debt. We define distributable cash flow as Adjusted EBITDA less cash paid for interest expense, net accruals and maintenance and replacement capital expenditures, including accrual for reserve replacement, plus accretion of asset retirement obligations and non-cash unit-based compensation. We use distributable cash flow as a performance metric to compare cash generating performance of the Partnership from period to period and to compare the cash generating performance for specific periods to the cash distributions (if any) that are expected to be paid to our unitholders. Distributable cash flow will not reflect changes in working capital balances.

We use contribution margin, which we define as total revenues less costs of goods sold excluding depreciation, depletion and amortization, to measure our financial and operating performance. Contribution margin excludes other operating expenses and income, including costs not directly associated with the operations of our business such as accounting, human resources, information technology, legal, sales and other administrative activities.

EBITDA, Adjusted EBITDA, distributable cash flow and contribution margin are presented as management believes the data provides a measure of operating performance that is unaffected by historical cost basis and provides additional information and metrics relative to the performance of our business.

About Hi-Crush

Hi-Crush is a fully integrated, strategic provider of proppant and logistics solutions to the North American petroleum industry. We provide mine-to-wellsite logistics services that optimize proppant supply to customers in all major oil and gas basins in the United States, and own and operate multiple frac sand mining facilities and in-basin terminals. Our PropStream service, offering both container- and silo-based wellsite delivery and storage systems, provides the highest level of flexibility, safety and efficiency in managing the full scope and value of the proppant supply chain.  Visit HiCrush.com.

Forward-Looking Statements

Some of the information in this news release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Forward-looking statements give our current expectations, and contain projections of results of operations or of financial condition, or forecasts of future events. Words such as "may," "should," "assume," "forecast," "position," "predict," "strategy," "expect," "intend," "hope," "plan," "estimate," "anticipate," "could," "believe," "project," "budget," "potential," "likely," or "continue," and similar expressions are used to identify forward-looking statements. They can be affected by assumptions used or by known or unknown risks or uncertainties. Consequently, no forward-looking statements can be guaranteed. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in Hi-Crush’s reports filed with the SEC, including those described under Item 1A of Hi-Crush’s Form 10-K for the year ended December 31, 2018 and any subsequently filed 10-Q. Actual results may vary materially. You are cautioned not to place undue reliance on any forward-looking statements. You should also understand that it is not possible to predict or identify all such factors and should not consider the risk factors in our reports filed with the SEC or the following list to be a complete statement of all potential risks and uncertainties. Factors that could cause our actual results to differ materially from the results contemplated by such forward looking statements include: the volume of frac sand we are able to sell; the price at which we are able to sell frac sand; the outcome of any pending litigation, claims or assessments, including unasserted claims; changes in the price and availability of natural gas or electricity; changes in prevailing economic conditions; difficulty collecting receivables; statements regarding the Conversion; descriptions of our operations and anticipated future performance following the Conversion; and the risk that we may be unable to obtain unitholder approval for the Conversion or achieve expected benefits of the Conversion, or that it may take longer than expected to achieve those benefits. All forward-looking statements are expressly qualified in their entirety by the foregoing cautionary statements. Hi-Crush’s forward-looking statements speak only as of the date made and Hi-Crush undertakes no obligation to update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Investor contact:
Caldwell Bailey, Lead Investor Relations Analyst
Marc Silverberg, ICR
ir@hicrush.com
(713) 980-6270

Unaudited Condensed Consolidated Statements of Operations
(Amounts in thousands, except per unit amounts)

	Three Months Ended
	March 31,		December 31,
	2019	2018 (a)	2018
Revenues	$159,910	$218,113	$162,235
Cost of goods sold (excluding depreciation, depletion and amortization)	130,522	141,983	133,877
Depreciation, depletion and amortization	11,272	7,799	9,762
Gross profit	18,116	68,331	18,596
Operating costs and expenses:
General and administrative expenses	12,613	10,943	16,982
Depreciation and amortization	1,676	525	1,457
Accretion of asset retirement obligations	129	126	125
Other operating expenses, net	431	999	1,072
Income (loss) from operations	3,267	55,738	(1,040)
Other income (expense):
Earnings from equity method investments	1,116	1,166	1,250
Interest expense	(10,590)	(3,473)	(10,140)
Net income (loss)	$(6,207)	$53,431	$(9,930)
Earnings (loss) per limited partner unit:
Basic	$(0.06)	$0.60	$(0.08)
Diluted	$(0.06)	$0.59	$(0.08)

(a) Financial information has been recast to include the results attributable to our sponsor and general partner.

Unaudited EBITDA, Adjusted EBITDA and Distributable Cash Flow
(Amounts in thousands)

	Three Months Ended
	March 31,		December 31,
	2019	2018	2018
Reconciliation of distributable cash flow to net income (loss):
Net income (loss)	$(6,207)	$53,431	$(9,930)
Depreciation and depletion expense	11,500	7,903	9,901
Amortization expense	1,448	421	1,318
Interest expense	10,590	3,473	10,140
EBITDA	17,331	65,228	11,429
Earnings from equity method investments	(1,116)	(1,166)	(1,250)
Adjusted EBITDA	16,215	64,062	10,179
Less: Cash interest paid, net accruals	(10,181)	(3,278)	(9,738)
Less: Maintenance and replacement capital expenditures, including accrual for reserve replacement (a)	(4,864)	(4,675)	(3,718)
Add: Accretion of asset retirement obligations	129	126	125
Add: Unit-based compensation	1,578	1,801	1,931
Distributable cash flow	2,877	58,036	(1,221)
Adjusted for: Distributable cash flow attributable to assets contributed from the sponsor, prior to the period in which the contribution occurred (b)	—	414	2,171
Distributable cash flow attributable to Hi-Crush Partners LP	2,877	58,450	950
Less: Distributable cash flow attributable to the holder of incentive distribution rights	—	(2,047)	—
Distributable cash flow attributable to limited partner unitholders	$2,877	$56,403	$950

(a)
Maintenance and replacement capital expenditures, including accrual for reserve replacement, were determined based on an estimated reserve replacement cost of $1.85 per ton produced and delivered through December 31, 2018. Effective January 1, 2019 we revised our estimated reserve replacement cost to $2.10 per ton produced and delivered as a result of completion of construction of the second Kermit facility. Such expenditures include those associated with the replacement of equipment and sand reserves, to the extent that such expenditures are made to maintain our long-term operating capacity. The amount presented does not represent an actual reserve account or requirement to spend the capital.

(b)
The Partnership's historical financial information has been recast to consolidate our sponsor and general partner for the periods leading up to their contribution into the Partnership. For purposes of calculating distributable cash flow attributable to Hi-Crush Partners LP, the Partnership excludes the incremental amount of recast distributable cash flow earned during the periods prior to the contribution.

Unaudited Condensed Consolidated Cash Flow Information
(Amounts in thousands)

	Three Months Ended
	March 31,
	2019	2018 (a)
Operating activities	$(8,607)	$70,635
Investing activities	(43,478)	(9,391)
Financing activities	(1,780)	(54,623)
Effects of exchange rate on cash	13	—
Net change in cash	$(53,852)	$6,621

(a)	Financial information has been recast to include the results attributable to our sponsor and general partner.

Unaudited Condensed Consolidated Balance Sheets
(Amounts in thousands, except unit amounts)

	March 31, 2019	December 31, 2018
Assets
Current assets:
Cash	$60,404	$114,256
Accounts receivable, net	97,264	101,029
Inventories	44,400	57,089
Prepaid expenses and other current assets	12,482	13,239
Total current assets	214,550	285,613
Property, plant and equipment, net	1,042,350	1,031,188
Operating lease right-of-use assets	128,467	—
Goodwill and intangible assets, net	72,090	71,575
Equity method investments	39,254	37,354
Other assets	2,760	8,108
Total assets	$1,499,471	$1,433,838
Liabilities and Partners’ Capital
Current liabilities:
Accounts payable	$33,635	$71,039
Accrued and other current liabilities	44,796	61,337
Current portion of deferred revenues	26,950	19,940
Current portion of long-term debt	1,147	2,194
Current portion of operating lease liabilities	33,609	—
Total current liabilities	140,137	154,510
Deferred revenues	7,454	9,845
Long-term debt	442,901	443,283
Operating lease liabilities	85,300	—
Asset retirement obligations	10,806	10,677
Other liabilities	8,231	8,276
Total liabilities	694,829	626,591
Commitments and contingencies
Partners' capital:
Limited partners interest, 101,105,766 and 100,874,988 units outstanding, respectively	807,148	811,477
Accumulated other comprehensive loss	(2,506)	(4,230)
Total partners’ capital	804,642	807,247
Total liabilities and partners' capital	$1,499,471	$1,433,838

Unaudited Per Ton Operating Activity
(Amounts in thousands, except tons and per ton amounts)

	Three Months Ended
	March 31,		December 31,
	2019	2018	2018
Sand sold	2,411,262	2,617,627	1,976,805
Sand produced and delivered	2,316,225	2,527,037	2,009,855
Contribution margin	$29,388	$76,130	$28,358
Contribution margin per ton sold	$12.19	$29.08	$14.35

Unaudited Net Income per Limited Partner Unit
(Amounts in thousands, except units and per unit amounts)

The following table provides a reconciliation of net loss and the basic and diluted, weighted average limited partner units outstanding for purposes of computing net loss per limited partner unit for the three months ended March 31, 2019:

Net loss	$(6,207)

Basic weighted average common units outstanding	101,017,441
Potentially dilutive common units	—
Diluted weighted average common units outstanding	101,017,441

Loss per limited partner unit - basic	$(0.06)
Loss per limited partner unit - diluted	$(0.06)
The following table provides a reconciliation of net income, the assumed allocation of net income and the basic and diluted, weighted average limited partner units outstanding under the two-class method for purposes of computing net income per limited partner unit for the three months ended March 31, 2018:

	General Partner and IDRs	Limited Partner Units	Total
Declared distribution	$—	$19,888	$19,888
Assumed allocation of earnings in excess of distributions	854	32,689	33,543
Add back recast losses attributable to our sponsor and general partner	—	518	518
Assumed allocation of net income	$854	$53,095	$53,949

Basic weighted average common units outstanding		88,870,379
Potentially dilutive common units		1,302,939
Diluted weighted average common units outstanding		90,173,318

Earnings per limited partner unit - basic		$0.60
Earnings per limited partner unit - diluted		$0.59